Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (i) on Form S-3/A (No. 333-158215) and in the related Prospectuses pertaining to One Liberty Properties, Inc.’s Shelf Registration Statement; (ii) on Form S-3 (No. 333-143450) pertaining to  the One Liberty Properties, Inc. Dividend Reinvestment Plan; (iii) on Form S-8 (No. 333-107038) pertaining to the One Liberty Properties, Inc. 2003 Incentive Plan, and (iv) on Form S-8 (No. 333-160326) pertaining to the One Liberty Properties, Inc. 2009 Incentive Plan of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of One Liberty Properties, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of One Liberty Properties, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

New York, New York
March 12, 2010